Exhibit 99.1

News Release

For Immediate Release

October 29, 2012

Bonanza Creek Energy, Inc. Announces Transition of Principal Financial Officer

Denver, Colorado, October 29, 2012 — Bonanza Creek Energy, Inc. (NYSE: BCEI) today announced that James R. Casperson, its Executive Vice President and Chief Financial Officer, notified the Company of his decision to step down from his full-time responsibilities. The Company’s Board of Directors has formed a committee to oversee the evaluation of potential candidates for the Chief Financial Officer position. Mr. Casperson will continue to be available on an ongoing basis as a Consultant to assist this committee as well as the Company’s Board of Directors and Audit Committee.

Michael R. Starzer, the Company’s President and Chief Executive Officer said, “We are grateful that Jim joined our Board of Directors serving as Chairman of the Audit Committee and later our management team as our Chief Financial Officer. Jim’s experience and guidance have been critical on many levels, and particularly in regard to our initial public offering.” Richard J. Carty, Chairman of the Company’s Board of Directors commented, “Jim has been a key figure in developing Bonanza Creek as a public company. While we will miss his experience and insight as our Chief Financial Officer, we will continue to benefit from his involvement as a Consultant to the Board.”

In connection with Mr. Casperson’s transition, the Company’s Board of Directors appointed Wade E. Jaques, 40, who currently serves as the Company’s Chief Accounting Officer, Controller and Treasurer, to assume the duties of principal financial officer. Mr. Jaques joined Bonanza Creek in 2010 as its Controller, was promoted to Chief Accounting Officer in September 2011 and elected Treasurer in March 2012. Prior to joining Bonanza Creek, Mr. Jaques was the Controller and Assistant Corporate Secretary for Ellora Energy Inc., a Colorado based independent oil and gas company, from October 2005 until shortly after its merger with Exxon Mobil Corporation in August 2010. Prior to that time, Mr. Jaques was an Audit Manager in Deloitte & Touche’s Denver office serving oil and gas clients. He is a graduate of Utah State University.

The Company also announced that Ryan E. Zorn has joined the Company as Vice President — Finance, where he will direct the Company’s capital activities and assist in developing the Company’s finance and capital markets strategy and investor relations. From 2010 until 2012, Mr. Zorn was a portfolio manager at Bijou Capital Management, a Denver based investment fund which he founded. From 2005 until 2010, Mr. Zorn was a director and portfolio manager with Saracen Energy Advisors, a multi-strategy energy sector hedge fund in Houston and Denver. Prior to Saracen, Mr. Zorn was Vice President — Exploration & Production Equity Research for Simmons & Company International in Houston and held various equity research and analyst positions for Goldman Sachs & Company in New York and Nesbitt Burns Securities Inc. in Houston. Mr. Zorn graduated from the Colorado School of Mines with a Bachelor of Science degree in Economics and additional course work in Petroleum Engineering.

ABOUT BONANZA CREEK ENERGY, INC.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated primarily in the Rocky Mountains in the Greater Wattenberg Field, focused on the Niobrara shale, and in southern Arkansas, focused on the oily Cotton Valley sands. The Company’s common shares are listed for trading on the NYSE under the symbol: BCEI. For more information about the Company, please visit www.bonanzacrk.com.

For more information, please contact:

Mr. James Masters

Investor Relations Manager

720-440-6121